EXHIBIT 23.1

Board of Directors
VMH VideoMovieHouse.com Inc.
Vancouver, British Columbia
CANADA

INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in this registration statement of VMH VideoMovieHouse.com Inc. on Form S-8 of our report dated September 2, 2004, relating to the financial statements of VMH VideoMovieHouse.com Inc. as of June 30, 2004 and 2003, which report appears in the annual report on Form 10-KSB of VMH VideoMovieHouse.com Inc .

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, Washington
October 6, 2004

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center * 601 W. Riverside, Suite 1940 * Spokane, WA 99201
Phone (509) 838-5111 * Fax (509) 838-5114 * www.willams-webster.com